AGREEMENT AND PLAN OF MERGER
BY AND AMONG
Flint Telecom Group, Inc.,
Flint Acquisition Corps. (A-E),
China Voice Holding Corp.
AND
CVC Int’l Inc., Phone House Inc (California), Cable and Voice Corporation,
StarCom Alliance Inc, Dial-Tone Communication Inc, and Phone House Inc. (Florida)
DATED AS OF JANUARY 29, 2009

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization made this date by and between Flint Telecom Group Inc., a Nevada Corporation ("PARENT"), Flint Acquisition Corps. (A-E), and/or assigns, each a wholly-owned subsidiary of Parent and a Florida Corporation, ("MERGER SUBS"), CVC Int’l Inc. a Florida Corporation (“CVC”), Phone House Inc, a California Corporation ("PHC"), Cable and Voice Corporation, A Florida Corporation (“C&V”), StarCom Alliance Inc, a Florida Corporation (“SCA”), Dial-Tone Communication Inc, A Florida Corporation (“DTC”), and Phone House Inc, a Florida Corporation (“PHF”), each a wholly-owned subsidiary of CHVC and collectively referred to as the “Targets”; and China Voice Holding Corp., A Nevada Corporation (“CHVC” or "Shareholder"). Parent, Merger Subs, Targets, and Shareholder are referred to collectively herein as the "Parties."

PREAMBLE

The respective Boards of Directors of Parent, Merger Subs, CHVC and Targets are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Targets by Parent pursuant to the merger of Merger Subs with and into Targets. At the Effective Time (as defined in Section 1.2) of such merger, the outstanding shares of the capital stock of Targets shall be converted into the right to receive the cash, and the shares of the common stock of Parent, as provided below. As a result, Shareholder of Targets shall become a stockholder of Parent and each of the Targets shall continue to conduct the business and operations of Targets as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1.  TRANSACTIONS AND TERMS OF MERGER

1.1           THE MERGER.  At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Subs shall be merged with and into Targets (the "MERGER"). As a result of the merger, the separate corporate existence of Merger Subs shall cease and Targets shall continue as the surviving corporations (sometimes hereinafter referred to as the "SURVIVING CORPORATIONS") of the Merger, each as a wholly owned Subsidiary of Parent under the corporate name it possesses immediately prior to the Effective Time and shall succeed to and assume all of the rights and obligations of Merger Subs in accordance with the laws of Florida. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan

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of Merger, which has been approved and adopted by the respective Boards of Directors of Parent, CHVC and Targets, and by the Shareholder.

1.2           CLOSING; EFFECTIVE TIME.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of States of Florida in accordance with the relevant provisions of the Florida Business Corporation Act (FBCA) respectively, and, as it relates to PHC, with the Secretary of State of California in accordance with the relevant provisions of the California Business Corporation Act (CBCA). The time of such filing (or such later time as may be agreed in writing by Targets and the Parent) being the "EFFECTIVE TIME" as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place no later than January 30, 2009, at the offices of Shareholder, or at such time, date and location as may be mutually agreed by the Parties (the "CLOSING DATE").

1.3           EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Targets and Merger Subs shall vest in each Surviving Corporation, and all debts, liabilities and duties of Targets and Merger Subs shall become the debts, liabilities and duties of each Surviving Corporation.

1.4           ARTICLES OF INCORPORATION; BYLAWS. At the Effective Time, the Articles of Incorporation of Targets, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of each Surviving Corporations until duly amended or repealed. The Bylaws of Targets, as in effect immediately prior to the Effective Time, shall be the Bylaws of each Surviving Corporation and thereafter shall continue to be its bylaws until duly amended or repealed.

1.5           DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and Targets prior to the Effective Time of Merger, the directors and officers of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the initial directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Immediately prior to the Effective Time, all directors of the Targets shall resign, except Bill Burbank, and Mr. Burbank shall take all necessary action to fill the resulting vacancies on the Board of Directors of the Targets by electing Vincent Browne and one other person designated by Parent to the Board of Directors of Targets, and such directors shall be the directors of each Surviving Corporation at the Effective Time.  Such directors will hold office until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and bylaws of each Surviving Corporation, or as otherwise provided by applicable law.

1.6           CONVERSION OF SHARES. Subject to the provisions of this Section 1.6, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Targets, Shareholder or the stockholders or members of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

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(a) Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) All shares of Targets common stock (the "Targets Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Targets Common Stock to be canceled pursuant to Section ARTICLE 1.4.1(c) below, will be canceled and extinguished and automatically converted into the right to receive:

(i) a cash payment, paid to Shareholder, at the Closing Date equal to $500,000.00. In addition to the aforementioned amount paid at the Closing Date, the Parent will pay an additional amount of $500,000.00 on February 12, 2009 and an additional amount of $500,000 on March 31, 2009, for a total payment of $1,500,000.00.

(ii) 21,000,000 shares of the restricted common stock of Parent issued to Shareholder at the Closing (the "Merger Stock").

(c) CANCELLATION OF TARGETS OWNED STOCK. Each share of Targets Common Stock held by Targets or any direct or indirect wholly-owned subsidiary of Targets immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) ADJUSTMENTS TO CONVERSION. The conversion rights of the Shareholder shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

(e) FRACTIONAL SHARES. No fractional shares of Parent Common Stock will be issued in connection with the Merger.

1.7           CANCELLATION OF INTERCOMPANY DEBT.  All indebtedness existing between Shareholder and Targets, and other subsidiaries of Shareholder shall be cancelled on the Closing Date.

1.8           EXCHANGE AGENT. Parent shall act as exchange agent for the Merger (the "EXCHANGE AGENT").

1.9           PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall supply, or shall cause to be supplied, for exchange in accordance with this Section 1.9, certificates evidencing the Parent Common Stock issuable pursuant to Section 1.6(b)( ii) in exchange for outstanding shares of Targets Common Stock.

1.10           EXCHANGE PROCEDURES.  In addition to delivery of the Merger Cash at the Closing, Parent shall deliver to Shareholder a certificate evidencing the Merger Stock upon surrender of a certificate for cancellation of Shareholder’s Targets common stock to Parent.

1.11           REQUIRED WITHHOLDING.  The Parent and the Surviving Corporations shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant

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to this Agreement to any holder or former holder of Targets Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.12           NO LIABILITY.  Notwithstanding anything to the contrary in this Section 1.12, neither Parent, Merger Subs, Shareholder nor Targets shall be liable to any holder of shares of Targets Common Stock, Parent Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.13           LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Targets Common Stock as may be required pursuant to this Agreement; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.14           NO FURTHER OWNERSHIP RIGHTS IN TARGETS COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Targets Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Targets Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Targets Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.14.

1.15           ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Targets or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Targets, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Targets, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.16           TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

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1.17           RESTRICTED STOCK. The shares of Parent Common Stock to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof, and Parent is relying on the representations of Targets and the Shareholder with respect to such exemption. There will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

"The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

ADDITIONAL  RESTRICTIONS.   Shareholder  agrees  that  no securities  shall be sold in the public market for  twenty-four  months after the Closing Date, without the consent of Parent.  There will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The securities represented by this certificate are subject to restrictions on transfer set forth in the Agreement and Plan of Merger dated January 29, 2009, a copy of which may be obtained from the Secretary of the Company.  The securities may not be sold or otherwise disposed of prior to January 29, 2011.  This restriction is independent of and in addition to the other restrictions on transfer noted hereon.”

The foregoing legends will also be placed on any certificate representing securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom.

ARTICLE 2. TARGETS DELIVERIES

         2.1  Simultaneously with the execution of this Agreement, attached hereto and incorporated herein as Exhibits 2.1 to this Agreement, as of the Effective Date, each Target shall deliver to Parent the following:

                  (a) a list of all of the Targets’ cash balances;

                  (b) the Financial Statements, as defined in Section 3.11;

                  (c)  a list of all of the Targets’ accounts  payable and other  liabilities and contingent liabilities; and

                  (d) a list of all of the Targets’ employees  and the current  compensation of each employee,  all fringe  benefits  provided for each employee and all employee benefit plans.

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         2.2 DISCLOSURE LETTER. In each instance,  the delivery of the documents shall be accompanied by a  certification  ("Disclosure  Letter") from each of the Targets that the documents  or  information  are  true,  correct  and  complete  in all  material respects, subject to the following:

                  (a) the  documents and  information  will be subject to change based  on the  ordinary  course  of the Target's  business  up and  until  the Effective Time.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF TARGETS AND SHAREHOLDER

Each of the Targets and Shareholder, jointly and severally, hereby represent and warrant to Parent as follows:

3.1           ORGANIZATION, STANDING, AND POWER. Targets are each a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Targets are is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Targets material adverse effect. The minute book and other organizational documents for Targets have been made available to Parent for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

3.2           AUTHORITY OF TARGETS; NO BREACH BY AGREEMENT

(a)           Targets have the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly approved by the Targets Board of Directors, as required by applicable law, and the Targets Board of Directors have, as of the date of this Agreement, determined (i) that the Merger is advisable and fair to, and in the best interests of Targets and its Shareholder and (ii) to recommend that the Shareholder of Targets approve and adopt this Agreement and approve the Merger.  The Shareholder, as the sole shareholder of Targets has adopted this Agreement and approved the Merger.

This Agreement, when executed and delivered by the Targets, represents a legal, valid, and binding obligation of Targets, enforceable against Targets in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy

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of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by Targets, nor the consummation by Targets of the transactions contemplated hereby, nor compliance by Targets with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Targets Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Targets Subsidiary or any resolution adopted by the board of directors or the stockholders of Targets, or (ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any asset of Targets under, any contract or permit of Targets, where such default or lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a Targets material adverse effect, or, (iii) constitute or result in a default under, or require any consent pursuant to, any law or order applicable to Targets or any of its material assets.

 (c)           Targets are not or will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the contemplated transactions.

3.3           CAPITAL STOCK

(a)           The authorized capital stock of Targets consists solely of shares of Targets Common Stock, all of which issued and outstanding shares as of the date of this Agreement are owned by Shareholder. All of the issued and outstanding shares of Targets Capital Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA and, as it relates to PHC, under the CBCA. None of the outstanding shares of Targets capital stock have been issued in violation of any preemptive rights of the current or past stockholders of Targets.

(b)           Except as set forth in Section 2.3(a) above, there are no shares of capital stock or other equity securities of Targets outstanding and no outstanding equity rights relating to the capital stock or equity securities of Targets.

3.4           TARGETS SUBSIDIARIES. Targets have no Subsidiaries, except that Phone House Inc. of CA is a wholly owned subsidiary of Phone House Inc. of FL.

3.5 Compliance with Laws.  Targets have in effect all permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Targets material adverse effect, and there has occurred no default under any such permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Targets material adverse effect. Each of the Targets:

(a)           is not in default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

(b)           is not in default under any laws, orders, or permits applicable to its business or employees conducting its business, except for defaults which are not reasonably likely to have, individually or in the aggregate, a Targets material adverse effect; or

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(c)           has not received any notification or communication from any agency or department of federal, state, or local government or any regulatory authority or the staff thereof (i) asserting that Targets is not in compliance with any of the laws or orders which such governmental authority or regulatory authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Targets material adverse effect, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Targets material adverse effect, or (iii) requiring Targets to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies  of all  reports,  correspondence,  notices  and other documents relating to any inspection,  audit, monitoring or other form of review or enforcement  action by a regulatory  authority has been provided to Parent prior to the execution of this Agreement, and any and all documents received between the Effective Date and the Closing Date shall made  immediately available  to Parent.

3.6 Legal Proceedings. There is no litigation instituted or pending, or, to the knowledge of Targets, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Targets, or against any director, employee or employee benefit plan of Targets, or against any asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Targets material adverse effect, nor are there any orders of any regulatory authorities, other governmental authorities, or arbitrators outstanding against Targets, that are reasonably likely to have, individually or in the aggregate, a Targets material adverse effect. Targets are not involved in or, to the knowledge of Targets, reasonably anticipate any dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, representatives or independent contractors (or any current or former employees of any of the foregoing persons).

3.7 TAX MATTERS.

(a)           All Tax Returns required to be filed by or on behalf of any of the Targets have been timely filed or requests for extensions have been timely filed, granted, and have not expired on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Parent material adverse effect, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of Targets and Shareholder. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a material adverse effect, except as reserved against in the Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded litigation have been paid.

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(b)           None of the Targets has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)           The provision for any taxes due or to become due for any of the Targets for the period or periods through and including the date of the respective Financial Statements that has been made and is reflected on such Financial Statements is sufficient to cover all such Taxes.

(d)           Deferred Taxes of the Targets have been provided for in accordance with GAAP.

(e)           None of the Targets is a party to any Tax allocation or sharing agreement and none of the Targets has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) has any Liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

(f)           Tax and Regulatory Matters. Neither Targets nor any affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section  6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 6.1(b).

3.8 Statements True and Correct.  No statement, certificate, instrument or other writing furnished or to be furnished by Targets pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9  Disclosure.  Each of the Targets and Shareholder has fully provided Parent with all the information that has been requested for deciding whether to enter into this transaction and all information that the Targets and Shareholder believes is reasonably necessary to enable Parent to make such a decision, including the Target’s projections described in the business plan (the “Business Plan”), as set forth in Disclosure Schedule 3.9.  No representation or warranty of the Targets contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Parent at the Closing, or the Business Plan (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  The Business Plan and the financial and other projections were prepared in good faith by the Shareholder.

3.10  Absence of Breaches or Defaults.  Disclosure Schedule 3.10 sets forth a list of each of the Targets’ contracts that are material to its business and operations (the “Contracts”). All of the Contracts are valid and in full force and effect.  The Targets have duly performed all of their obligations under the Contracts, and no violation of, or default or breach under any contract has accrued.

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3.11   Financial Statements.  The Financial Statements (1) are in accordance with the books and records of each of the Targets, (2) except as set forth in Schedule 3.11 or in the notes to the Financial Statements, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (3) fairly and accurately present the assets, liabilities (including all reserves) and financial position of the Targets as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Financial Statements for the fiscal year ended June 30, 2008 have been audited by Jimmy C.H. Cheung and Co., an independent certified public accountant; the Financial Statements for the quarter ended September 30, 2008 have been compiled by Shareholder.  At the respective dates of the Financial Statements, there were no material liabilities of the Company, which, in accordance with generally accepted accounting principles, should have been shown or reflected in the Financial Statements or the notes thereto, which are not shown or reflected in the Financial Statements or the notes thereto.  Additionally, there has been no material adverse change to the businesses of the Targets from the date of these Financial Statements to the Closing Date.

3.12 Litigation.  Except as disclosed in Schedule 3.12, there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit or investigation (collectively, “Actions”) pending, threatened or anticipated (a) against, related to or affecting: (1) any of the Targets, (2) any officers or directors of the Targets, or (3) the Shareholder, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal liability, or (d) in which a Target is a plaintiff, including any derivative suits.  None of the Targets are in default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments.

3.13  Liabilities.  The Targets do not have any material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation tax liabilities due or to become due, except (1) liabilities which are reflected and reserved against on the Financial Statement, which have not been paid or discharged since the date thereof, (2) liabilities arising under contracts, leases, letters of credit, purchase orders, licenses, Permits, purchase agreements and other agreements, business arrangements and commitments described in the Disclosure Schedule 3.10 (and under those Contracts which are not required to be disclosed on the Disclosure Schedule) and (3) liabilities incurred since the date of the Financial Statement in the ordinary course of business and consistent with past practice and in accordance with this Agreement, or listed in Disclosure Schedule 2.1 (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or arose out of any Action) which, individually or in the aggregate, has or would have a material adverse effect.

3.14  Material Misstatements Or Omissions.  No representations or warranties by the Targets or the Shareholder in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereafter furnished to the Parent pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the

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statements or facts contained therein not misleading.  The Targets and the Shareholder have disclosed all events, conditions and facts materially affecting the business, prospects and financial condition of the Targets.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent and Merger Subs that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

4.1           Title.  The Shareholder holds of record and holds beneficially 100% of the issued and outstanding shares of common stock of each of the Targets, free and clear of any and all encumbrances or other restrictions on transfer.  Other than this Agreement, the Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to any capital stock of the Targets.

4.2           Execution and Effect of Agreement.  The Shareholder has the full right, power and authority to execute and deliver this Agreement and to perform her obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Shareholder, and the consummation by the shareholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) and no other proceeding on the part of the Shareholder is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against the shareholder in accordance with its terms.

           ARTICLE 5.                                REPRESENTATIONS AND WARRANTIES OF MERGER SUBS AND PARENT.

Merger Subs and Parent, jointly and severally, hereby represent and warrant to Targets and Shareholder  as follows:

5.1           ORGANIZATION, STANDING, AND POWER. Each of Merger Subs and Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of Merger Subs and Parent has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each of Merger Subs and Parent is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of, each of Merger Subs and Parent or it's respective subsidiaries taken as a whole.

5.2           AUTHORITY; NO BREACH BY AGREEMENT.

(a)           Each of Merger Subs and Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the

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transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Merger Subs and Parent. This Agreement represents a legal, valid, and binding obligation of Merger Sub and Parent, enforceable against each of Merger Subs and Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)           Neither the execution and delivery of this Agreement by each of Merger Subs and Parent, nor the consummation by each of Merger Subs and Parent of the transactions contemplated hereby, nor compliance by each of Merger Subs and Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of each of Merger Subs and Parent's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of any of Merger Subs, Parent or any subsidiary or controlled entity of Parent ("Parent Entity") under, any contract or permit of any of Merger Subs, Parent or Parent Entity, where such default or lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a Merger Sub or Parent material adverse effect, constitute or result in a default under, or require any consent pursuant to, any law or order applicable to any Parent Entity or any of their respective material assets.

(c)           Other than such consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Merger Subs or Parent material adverse effect, no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by each of Merger Subs and Parent of the Merger and the other transactions contemplated in this Agreement.

5.3           CAPITALIZATION OF MERGER SUB AND PARENT.

(a)           The authorized capital stock of Parent consists of one hundred million (100,000,000) shares of common stock, $.01 par value per share of which forty three million three hundred sixty-nine thousand seventy six (43,369,076) shares were issued and outstanding as of November 1, 2008.

(b)           The authorized capital stock of Merger Subs consists of 1,000,000 shares of common stock, $.001 par value per share of which 1,000 shares will be issued and outstanding as of the Closing Date.

5.4           SEC FILINGS; FINANCIAL STATEMENTS.

(a)           Parent has timely filed and made available to Targets all SEC Documents required to be filed by Parent, (the "Parent SEC Reports") . The Parent SEC Reports (i) at the time filed or published, complied in all material respects with the applicable requirements of the Securities Laws and  other applicable Laws and (ii) did not, at the time they were filed (or, if  amended or

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superseded by a filing prior to the date of this Agreement, then on  the date of such filing) contain any untrue statement of a material fact or omit  to state a material fact required to be stated in such Parent SEC Reports or  necessary in order to make the statements in such Parent SEC Reports, in light  of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

(b)           Each of the Parent Financial Statements  (including, in each case, any related notes) contained in the Parent SEC  Reports, filed or published after the date of this Agreement  until the Effective Time, complied as to form in all material respects with the  applicable published rules and regulations of the SEC with respect thereto, was  prepared in accordance with GAAP applied on a consistent basis throughout the  periods involved (except as may be indicated in the notes to such financial  statements or, in the case of unaudited interim statements, as permitted by Form  10-Q of the SEC), and fairly presented in all material respects the consolidated  financial position of Parent and its Subsidiaries as at the respective dates and  the consolidated results of operations and cash flows for the periods indicated,  except that the unaudited interim financial statements were or are subject to  normal and recurring year-end adjustments which were not or are not expected to  be material in amount or effect.

5.5           ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed or published prior to the date of this Agreement, there have been no events, changes or occurrences (whether or not covered by insurance) which have had, or are reasonably likely to have, individually or in the aggregate, a Parent or Merger Subs material adverse effect.

5.6           TAX MATTERS.

(a)           All Tax Returns required to be filed by or on behalf of any of the Parent Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Parent material adverse effect, and all Tax Returns filed are complete and accurate in all material respects to the Knowledge of Parent. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Parent material adverse effect, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded litigation have been paid.

(b)           None of the Parent Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)           The provision for any taxes due or to become due for any of the Parent Entities for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

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(d)           Deferred Taxes of the Parent Entities have been provided for in accordance with GAAP.

(e)           None of the Parent Entities is a party to any Tax allocation or sharing agreement and none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) has any Liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

5.7           COMPLIANCE WITH LAWS. Each Parent Entity has in effect all permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Parent material adverse effect, and there has occurred no default under any such permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Parent material adverse effect. None of the Parent Entities:

(a)           is in default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

(b)           is in default under any laws, orders or permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent material adverse effect; or

(c)           has received any notification or communication from any agency or department of federal, state, or local government or any regulatory authority or the staff thereof (i) asserting that any Parent Entity is not in compliance with any of the Laws or Orders which such governmental authority or regulatory authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Parent material adverse effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Parent material adverse effect, or (iii) requiring any Parent Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

5.8           LEGAL PROCEEDINGS. There is no litigation instituted or pending, or, to the knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Parent Entity, or against any director, employee or employee benefit plan of any Parent Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Parent material adverse effect, nor are there any Orders of any regulatory authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity, that are reasonably likely to have, individually or in the aggregate, a Parent material adverse effect.

5.9           REPORTS. Since the date of organization, each Parent Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was

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required to file with regulatory authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Parent material adverse effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.10           STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Parent Entity or any Affiliate thereof to Targets pursuant to this Agreement contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Parent Entity or any affiliate thereof is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.11           AUTHORITY OF MERGER SUBS. Merger Subs are each a corporation duly organized, validly existing and in good standing under the Laws of the State of Incorporation as a wholly owned Subsidiary of Parent. The authorized capital stock of Merger Subs consists of 1,000 shares of Merger Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any lien. Merger Subs have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Merger Subs. This Agreement represents a legal, valid, and binding obligation of Merger Subs, enforceable against Merger Subs in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole stockholder of Merger Subs, has voted prior to the Effective Time the shares of Merger Subs Common Stock in favor of adoption approval of this Agreement, as and to the extent required by applicable Law.

5.12           ACCOUNTING, TAX AND REGULATORY MATTERS. No Parent Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of regulatory authorities referred to in Section 6.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section 6.1(b).

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ARTICLE 6.  CONDUCT OF BUSINESS PENDING CONSUMMATION AND OTHER COVENANTS.

6.1           AFFIRMATIVE COVENANTS OF TARGETS.   From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, each of the Targets shall (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 7.1(b) or 7.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

6.2           NEGATIVE COVENANTS OF TARGETS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, each of the Targets covenants and agrees that it will not do or agree or commit to do any of the following:

(a) amend the Articles of Incorporation, Bylaws or other governing instruments of Targets, or

(b)  except as may be incurred in the ordinary course of business or to fund operations, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or impose, or suffer the imposition, on any Asset of Targets of any Lien or permit any such Lien to exist without prior written consent of the Parent; or

(c) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Targets Capital Stock or any other equity right; or

(d) adjust, split, combine or reclassify any capital stock of Targets or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Targets Capital Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $10,000 other than in the ordinary course of business for reasonable and adequate consideration, or transfer or license to any Person other than Targets or otherwise extend, amend or modify in any material respect any rights to material Intellectual Property other than in the ordinary course of business (including changing any domain names or failing to renew existing domain name registrations on a timely basis), or enter into grants to future Intellectual Property rights, other than as may be required by applicable Law; or

(e) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any

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(f) Person other than a wholly owned Targets Subsidiary, or otherwise acquire direct or indirect control over any Person; or

(g) enter into or amend any employment contract between Targets and any Person (except for any such amendment as is required by law) that Targets do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

(h) adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Targets other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice; or

(i) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP as concurred to by Parent's independent auditors; or

(j) commence any litigation other than in accordance with past practice, or settle any litigation involving any Liability of Targets for money damages or restrictions upon the operations of Targets; or

(k) except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims.

6.3           ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Targets material adverse effect or a Parent material adverse effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4           REGULATORY FILINGS; REQUIRED CONSENTS. The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents of all regulatory authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). Each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the other Party which appears in any filing made with, or written materials submitted to, any regulatory authority or other Person in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any regulatory authority or other Person and provide the other Party with an opportunity to participate in any meetings with a regulatory authority or other Person relating thereto; provided, that nothing contained herein shall be deemed to provide either Party with a

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right to review any information provided to any regulatory authority on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all regulatory authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. To the extent permitted by Law, the Parties shall deliver to each other copies of all filings, correspondence and orders to and from all regulatory authorities in connection with the transactions contemplated hereby. Each Party also shall promptly advise the other upon receiving any communication from any regulatory authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

6.5           AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6           INVESTIGATION AND CONFIDENTIALITY.

(a)           Prior to the Effective Time and subject to applicable Laws relating to the exchange of information, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties and of its financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

(b)           Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

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(c)           Targets shall use its reasonable efforts to exercise its rights, and shall not waive any rights, under confidentiality agreements entered into with Persons who were considering an acquisition proposal with respect to Targets to preserve the confidentiality of the information relating to Targets provided to such Persons and their Affiliates and Representatives.

(d)           Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Targets material adverse effect or a Parent material adverse effect, as applicable.

6.7           PRESS RELEASES. Prior to the Effective Time, Targets and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 6.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

6.8           CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither Targets nor any Affiliate thereof nor any Representatives thereof shall directly or indirectly solicit any acquisition proposal by any Person. Neither Targets nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any acquisition proposal, but Targets may communicate information about such an acquisition proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Targets shall promptly advise Parent following the receipt of any acquisition proposal and the details thereof, and advise Parent of any developments with respect to such acquisition proposal promptly upon the occurrence thereof. Targets shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

6.9           TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

6.10           CHARTER PROVISIONS.  Targets shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Targets or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Targets that may be directly or indirectly acquired or controlled by them.

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6.11           EMPLOYEE BENEFITS AND CONTRACTS.  Parent will enter into employment agreements with Bill Burbank and other mutually agreed to key employees of Targets on such terms and conditions to be mutually agreed prior to the Closing.

6.12           INDEMNIFICATION.

(a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Targets and its subsidiaries as provided in their respective articles of organization or by-laws (or comparable organizational documents) and any indemnification agreements of Targets (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

(b) In the event that the Surviving Corporations or any of the successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or Parent otherwise dissolves the Surviving Corporations, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporations assume the obligations set forth in this Section 6.12.

ARTICLE 7.                                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

7.1           CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 7.5:

(a)           REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all regulatory authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any regulatory authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(b)           CONSENTS AND APPROVALS. Targets shall have obtained any and all other Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Targets material adverse effect or a Parent material adverse effect. No Consent so obtained which is necessary to consummate the transactions contemplated

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hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

(c)           LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement, or which makes it inadvisable to consummate such transaction.

(d)    Material Changes.  There shall not have been any material adverse change with respect to the business of any of the Targets or the Parent since the date of this Agreement.

7.2           CONDITIONS TO OBLIGATIONS OF PARENT. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 7.5(a):

(a)           REPRESENTATIONS AND WARRANTIES. For purposes of this Section 7.2(a), the accuracy of the representations and warranties of Targets set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Targets shall be true and correct in all material respects.

(b)           PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Targets to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           CERTIFICATES.  Targets shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 7.1 as relates to Targets and in Section 7.2(a) and 7.2(b) have been satisfied, (ii) certified copies of resolutions duly adopted by Targets’ Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall request, (iii) certificates of good standing from the State of Florida (and California as it relates to PHC) dated as of a date not more than ten (10) days prior to the Closing Date and certifying that each Target is duly qualified and in good standing as of the date of such certificate, and (iv) at the Closing, the Shareholder shall deliver to Parent the certificates evidencing all of the issued and outstanding shares of the Targets, duly endorsed in blank for transfer or accompanied by a stock power duly executed in blank in a form reasonably requested by Parent to evidence the acknowledgment of and consent to the sale of the Target’s Shares, or an Affidavit of Lost Stock Certificate in lieu of each certificate not delivered.

(d)           ADDITIONAL CONDITIONS.  Targets and the Shareholder will, from and after the Closing Date:

(i)           Cooperate with Parent and Merger Subs to preserve intact Targets’ personnel and to keep available the services of all of its employees, agents, independent contractors, and consultants commensurate with Targets’ business requirements.

(ii)           Cooperate with Parent and Merger Subs to preserve intact the present customers of Targets and the goodwill of all customers and others with respect to the business.

    (iii)  Agree to not,  for a period of two (2) years from the Closing Date, on their own behalf or on behalf of all other entity,  hire, solicit, or seek to hire, any employee of Parent  or its  Affiliates  or in  any  other  manner  attempt directly or indirectly  to influence,  induce or encourage any employee of Parent or its  Affiliates to leave the  employment of Parent or its Affiliates.

 (iv)           Agree that after the Closing Date, they will not, and will use their best efforts to cause their employees, agents and Affiliates to not, except as expressly requested by Parent or otherwise required to carry out the provisions of this Agreement:

A) Provide technical information or assistance relating to Targets to any person or organization other than Parent or persons authorized by Parent to receive such information or assistance.

    B) Assist any other person or  organization in engaging in the design,  development,  engineering or sale of  goods  or  services  competing  with  the business of Parent as of the Closing Date, at any time within  two years of the date hereof.

C)	Directly or indirectly reveal to anyone the confidential information of Parent except as required by this Agreement or as expressly requested by Parent.

(v)   Agree to a reduction of Merger Stock in the event of a failure by the Targets as a group to achieve minimum sales and gross profits percentage levels for the period from March 1, 2009 through August 31, 2009. The minimum levels shall equal 85% of the sales and gross profits percentage reported by the Targets as a group for the quarter ending September 30, 2008, annualized over a six month period (“Minimum Levels”). In the event that the gross revenue and gross profit percentage achieved by the Targets as a group during the period from March 1, 2009 through August 31, 2009 are below the Minimum Levels and the decrease in gross revenue and gross profit percentage was not caused by actions of Parent or its affiliates or employees, then the Merger Stock shall be reduced by a percentage equal to the average of the percentage ratios of the short-falls in sales and gross profit percentage to the Minimum Levels.

(vi) Shareholders shall establish an escrow account pursuant to section 9.14 to be held against any reduction of Merger Stock under section 7.2 (d) (v) and any other damages which may arise under section 7.2 (d).

(e)           Parent Third Party Financing.  Parent shall have consummated a financing transaction with one or more third parties such that a minimum of $1,500,000 of proceeds shall be received by Parent at or before Closing.

7.3           CONDITIONS TO OBLIGATIONS OF TARGETS. The obligations of Targets to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Targets pursuant to Section 9.5(b):

(a)           REPRESENTATIONS AND WARRANTIES. For purposes of this Section 7.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Section 3 shall be true and correct in all material respects.

(b)           PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)           CERTIFICATES. Parent shall have delivered to Targets (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 5.1 as relates to Parent and in Sections 7.3(a) and 7.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Merger Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Targets and counsel shall request.

ARTICLE 8.                                TERMINATION.

8.1           TERMINATION
Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time

(a)	by mutual consent of Parent, Shareholder, and Targets.

(b) By either Party  (provided that the  terminating  Party is not then in material breach of any representation,  warranty, covenant, or other  agreement  contained  in this  Agreement)  in the  event of a material  breach by the other Party of any  representation  or warranty contained  in this  Agreement  which  cannot  be or has not been  cured within 30 days  after the  giving of  written  notice to the  breaching Party of such  breach and which  breach is  reasonably  likely,  in the opinion of the  non-breaching  Party,  to have,  individually or in the aggregate,  a PHI material  adverse effect or a Parent material adverse effect, as applicable, on the breaching Party; or

  (c) By either Party  (provided that the  terminating  Party is not then in material breach of any representation,  warranty, covenant, or other  agreement  contained  in this  Agreement)  in the  event of a material  breach  by the  other  Party  of any  covenant  or  agreement contained  in this  Agreement  which  cannot  be or has not been  cured within 30 days  after the  giving of  written  notice to the  breaching Party of such breach; or

  (d) By either Party  (provided that the  terminating  Party is not then in material breach of any representation,  warranty, covenant, or other  agreement  contained  in this  Agreement)  in the  event  any consent of any regulatory  authority  required for  consummation of the Merger and the other transactions  contemplated  hereby shall have been denied by final nonappealable action of such authority or if any action taken by such  authority  is not  appealed  within  the time  limit for appeal; or

 (e) By either  Party in the event  that the  Merger  shall not have been consummated by January 30, 2009, if the failure to consummate the transactions  contemplated  hereby on or before such date is not caused by any breach of this  Agreement  by the Party  electing  to  terminate pursuant to this Section 8.1(e); or

(f)
By either Party  (provided that the  terminating  Party is not then in material breach of any representation,  warranty, covenant, or other  agreement  contained in this Agreement) in the event that any of the  conditions  precedent  to the  obligations  of  such  Party  to consummate  the Merger  cannot be  satisfied  or  fulfilled by the date specified in Section 8.1(e).

8.2              EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1 above, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 8.2, Article 7, and Section 5.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections\ 8.1(b), 8.1(c), or
8.1(t),  shall not relieve the  breaching  Party from  Liability  for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

ARTICLE 9.  GENERAL PROVISIONS

9.1              EXPENSES. Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

9.2           BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Targets or any Affiliate or by Parent, each of Targets and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

9.3           ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 4.12.

9.4           AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Targets Capital Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of Targets Capital without the further approval of such stockholders.

9.5           WAIVERS.

(a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Targets, to waive or extend the time for the compliance or fulfillment by Targets of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

(b) Prior to or at the Effective Time, Targets, acting through each of its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Targets under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Targets.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6           ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party, except that of Flint Acquisition Corp may assign its Merger Rights to other wholly owned subsidiaries of Parent which shall become Merger Subs. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.7           NOTICES.  All notices or other communications hereunder must be given in writing and either (i) delivered in person, (ii) transmitted by facsimile telecommunication, provided that any notice so given is also mailed as provided for herein, (iii) delivered by Federal Express or similar commercial delivery service, or (iv) mailed by certified mail, postage prepaid, return receipt requested, as follows:

If to the Shareholder and the Targets:	327 Plaza Real – Suite 319
Boca Raton, Florida 33432
Facsimile number: (561) 394-2906

If to the Parent or Merger Subs:                                 3390 Peachtree Rd. NE, Suite 1000
Atlanta, GA 30326
                  Facsimile number: (404) 969-3601

or to such other address or facsimile number as the Shareholder, the Targets, the Parent or Parent Subsidiary shall have designated to the other by like notice.  Each such notice or other communication shall be effective (i) if given by facsimile telecommunication, when transmitted, (ii) if given by mail, five (5) business days after such communication is deposited in the mail and addressed as aforesaid, (iii) if given by Federal Express or similar commercial delivery service, one (1) business day after such communication is deposited with such service and addressed as aforesaid, and (iv) if given by any other means, when actually delivered at such address.

9.8 DISPUTES.  If a dispute  arises  concerning  this  agreement or the sale,  the  Shareholder  and Parent  will try in good faith to settle it through mediation  conducted by a mediator to be mutually selected.  The Shareholder and Parent will share the cost of the mediator  equally.  The Shareholder and Parent will  cooperate  fully with the  mediator  and will  attempt to reach a mutually satisfactory resolution of the dispute. If the dispute is not resolved within 60 days after it is referred to the mediator, The Shareholder and Parent agree that the  dispute  will be  arbitrated  by an  arbitrator  to be  mutually  selected. Arbitration will be conducted pursuant to the American  Arbitration  Association rules for  commercial  disputes.  Each party  shall have the right to take up to three depositions in connection with any arbitration. The parties agree that the arbitrator  shall render a written opinion which shall include  findings of fact and  conclusions  of law and that,  on a  petition  to  confirm  or  vacate  the arbitration award, the court shall vacate the award in addition to other grounds provided by statute  applicable to arbitrations  if the court  determines that a question of law was determined  erroneously.  Judgment on the arbitration  award may be entered  in any court that has  jurisdiction  over the  matter.  Costs of arbitration, including lawyers' fees, will be allocated by the arbitrator.

9.9           GOVERNING LAW; VENUE.  This Agreement shall be made and entered into in Palm Beach County, Florida, and shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without giving effect to any conflict of law, rule or principle of that state.  Venue for any actions in construction or enforcement of this Agreement shall be in the State of  Florida.

9.10           COUNTERPART EXECUTION. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and each of which alone, and all of which together, shall constitute one and the same instrument.  When each party has executed and delivered a counterpart of this Agreement, the Agreement shall be fully binding on and enforceable by the parties.  In making proof of the Agreement it shall not be necessary to produce or account for any counterpart other than the counterpart signed by a party against whom this Agreement is to be enforced.

9.11           CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

9.12           SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.13           SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES.  The covenants, agreements, representations and warranties made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing.

9.14           Indemnification; Set Off Rights.

(a)           By the Shareholder.  The Shareholder shall indemnify, save and hold harmless Parent, their affiliates and subsidiaries, and their respective representatives, from and against any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty or the inaccuracy of any representation made by the Targets or the Shareholder in or pursuant to this Agreement, or (2) any breach of any covenant or agreement made by the Targets or the Shareholder in or pursuant to this Agreement; provided, however, that Parent makes a written claim for indemnification against the Shareholder.

(b)           Tax Indemnity.  The Shareholder shall indemnify, save and hold harmless Parent, their affiliates and subsidiaries, and their respective representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (1) any taxes of the Targets with respect to any tax year or portion thereof ending on or before the Closing Date and (2) for the unpaid taxes of any person (other than the Targets) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(c)           Indemnification By Parent.  Parent shall indemnify and save and hold harmless the Targets and the Shareholder and each of their affiliates and subsidiaries, and their respective representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (1) any breach of any representation or warranty or the inaccuracy of any representation, made by Parent in or pursuant to this Agreement, or (2) any breach of any covenant or agreement made by Parent in or pursuant to this Agreement;  provided, however, that the Shareholder makes a written claim for indemnification against Parent within the applicable survival period.

(d)           Damages.  The term “Damages” as used in this Section 9.14 is not limited to matters asserted by third parties against the Targets, the Shareholder, Parent or Merger Subs, but includes Damages incurred or sustained by the Targets, the Shareholder, Parent or Merger Subs in the absence of third party claims.  Payments by Parent of amounts for which Parent or Merger Subs is indemnified or has a Right of Offset hereunder, and payments by the Targets of amounts for which the Targets are indemnified, shall not be a condition precedent to recovery.  The Targets’ or the Shareholder’s obligation to indemnify Parent or Merger Subs, and Parent’s obligation to indemnify the Targets or the Shareholder shall not limit any other rights, including without limitation rights of contribution which any such party may have under statute or common law.

(e)           Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and the attorneys defending the indemnification claims in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(f)           Defense of Claims.  If a claim for Damages (a “Claim”) is made by a party entitled to Indemnification or Set Off Rights hereunder against the Indemnifying Party, the party claiming such indemnification or Set Off Rights shall give written notice (a “Claim Notice”) to the other Party (the (“Indemnifying Party”) as soon as practicable after the party entitled to indemnification or Set Off Rights (the “Indemnified Party”) becomes aware of any fact, condition or event which may give rise to Damages for which indemnification or Set Off Rights may be sought under this Section 9.14.  If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity or Set Off Rights hereunder, the Claim Notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within thirty (30) calendar days after the service of the citation or summons).  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification or Set Off Rights hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.  After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified  Party that the Indemnifying Party shall be obligated under the terms of its indemnity or Set Off Rights hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, (1) to take control of the defense and investigation of such lawsuit or action, (2) to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party’s cost, risk and expense unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, and (3) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.  If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party.  In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.14 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any Damages by reason of such settlement or judgment.

(g)              Parent’s Right of Offset.  Anything in this Agreement to the contrary notwithstanding, Parent may withhold and set off against the merger consideration otherwise due to the Shareholder  thirty percent (30%) of the Merger Stock, to be held in an escrow account at the Effective Date for a period of two years following the Closing Date. The Parent may withhold and set off against these amounts as to which the Targets or the Shareholder are obligated to pay Parent, Merger Subs or a third party pursuant to any provision of this Agreement (the “Set Off Rights”).  This shall be in addition to any other rights or remedies the Parent may have.

(h)  Product and Warranty Liability.  The provisions of this Section 9.14 shall cover, without limitation, all obligations and liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Parent, Merger Subs or each Surviving Corporation in connection with, arising out of, or relating to products or services developed or sold by Parent, Merger Subs or the Surviving Corporation in connection with the business.

(i) (f)	Value of Merger Stock

.  In calculating the amount of Merger Stock which Parent may withhold and set off against under this Section 9.14 hereof, the value of one share of common stock of Parent shall be deemed to be equal to the average closing price per share that Parent’s common stock is traded on any established stock exchange, automated quotation system or bulletin board, for the fifteen (15) consecutive market trading days ending on the Closing Date.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first written above.

PARENT                                                                           SHAREHOLDER

Flint Telecom Group, Inc,                                                                                 China Voice Holding Corp.
A Nevada Corporation                                                                                     A Nevada Corporation

By:__/s/ Vincent Browne_______                                                                    By:_/s/ Bill Burbank____________
Vincent Browne, Chief Executive                                                                     Bill Burbank, President and CEO
Officer

MERGER SUBS                                                                                     TARGETS

FLINT ACQUISITION CORPS. (A-E),                                                          CVC Int’l Inc, a Florida Corporation
A Florida Corporation                                                                                     Phone House Inc, a CaliforniaCorporation; Cable and Voice Corporation, aFlorida Corporation; Starcom Alliance Inc, a
By: /s/ Vincent Browne____________                                                       Florida Corporation; Dial-Tone Communication Inc, a Florida Corporation, and Phone House Inc, a Florida Corporation.
Vincent Browne, Chief Executive Officer

 /s/ Bill Burbank______________
By: Bill Burbank, President

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